Exhibit 23.2

CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTANT

I hereby consent to the inclusion of my Auditors' Report, dated December 28, 2019, on the financial statements of Star Alliance International Corp. as of June 30, 2019 and for the year then ended in the S-1 Registration Statement. I also consent to application of such report to the financial information in the Registration Statement, when such financial information is read in conjunction with the financial statements referred to in our report. Further I consent to being named as an as an “expert” in auditing and accounting in the registration statement.

/s/ AJ Robbins CPA, LLC

Denver, Colorado

August 13, 2020